Exhibit 23(q)(5)

                                POWER-OF-ATTORNEY


           KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints MICHAEL ROMANCHAK AND SHAWN K. YOUNG OF KELMOORE INVESTMENT COMPANY, INC., AND MARY JANE MALONEY AND SANDRA L. ADAMS OF PFPC INC., and each of them, with full power to act without the other, as a true and lawful attorney-in-fact and agent, with full and several power of substitution, to take any appropriate action to execute and file with the U.S. Securities and Exchange Commission, any amendment to the registration statement of The Kelmoore Strategy(TM) Variable Trust (the "Trust"), file any request for exemptive relief from state and federal regulations, to perform on behalf of the Trust any and all such acts as such attorneys-in-fact may deem necessary or advisable in order to comply with the applicable laws of the United States, and in connection therewith to execute and file all requisite papers and documents, including but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act requisite and necessary to be done in connection therewith, as fully as each might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           IN WITNESS WHEREOF, the undersigned has executed this Power-of-Attorney on the 23rd day of March, 2000.


                                   THE KELMOORE STRATEGY(TM) VARIABLE TRUST



                                        By: /s/ Robert T. Lanz
                                            Robert T. Lanz, Trustee